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                                                                      EXHIBIT 12

                        LORAL SPACE & COMMUNICATIONS LTD

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)
                                  (Unaudited)

                                                                     SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------------------
                                                                     1998                 1997
                                                              ------------------   ------------------
Earnings:
  Income (loss) before income taxes, minority interest and
     equity in net loss of affiliates.......................       $(23,371)            $ 22,596
  Plus:
       Interest expense.....................................         43,499               24,478
       Interest component of rent expense(1)................          2,127                1,870
  Less capitalized interest.................................         20,222                9,867
                                                                   --------             --------
Earnings available to cover fixed charges...................       $  2,033             $ 39,917
                                                                   ========             ========
Fixed charges(2)............................................       $ 78,926             $ 33,269
                                                                   ========             ========
Deficiency of earnings to cover fixed charges...............       $ 76,893
                                                                   ========
Ratio of earnings to fixed charges..........................                                 1.2x
                                                                                        --------
                                                                                        --------

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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Fixed charges include preferred dividends as adjusted for the Company's effective tax rate.